UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name: Northstar Equity Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

      300 First Stamford Place, Stamford, Connecticut 06902

      Telephone Number (including area code):  (203)602-7950

Name and address of agent for service of process:

      Mark L. Lipson
      c/o Northstar Investment Management Corporation
      300 First Stamford Place
      Stamford, Connecticut 06902

Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: Yes |X| No |_|

                                   SIGNATURES

      Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Stamford, State of Connecticut on the 12th day of June, 1998.

                                                      Northstar Equity Trust

                                                      By:  /s/ Mark L. Lipson
                                                           ------------------
                                                           Mark L. Lipson